QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated February 28, 2007, relating to the consolidated financial statements and financial statement schedules of Huntsman Corporation and subsidiaries (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes explanatory paragraphs referring to (i) the presentation of the consolidated financial statements as if Huntsman Holdings LLC and Huntsman Corporation were combined for all periods presented, (ii) the adoption of FASB Interpretation Nos. 46R and 47 during 2005 and FASB Statement No. 158 during 2006, and (iii) the company's change in measurement date for its pension and other postretirement benefit plans during 2005), and (2) our report dated February 28, 2007, relating to management's report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Huntsman Corporation for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
July 27, 2007

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM